Exhibit 10.51

AMENDMENT TO SETTLEMENT AGREEMENT AND MUTUAL RELEASE

The purpose of this amendment (the “Amendment”) is to amend the Settlement Agreement and Mutual Release between Safety Shot, Inc. (the “Company”) and Bigger Capital LLC (“BC”) made and entered into as of January 20, 2025 (the “Agreement”). Capitalized terms and used and not defined in herein shall have the meanings given to such terms in the Agreement. All terms and conditions of the Agreement, the Secured Note, the Note and the Exchange Warrant and any other documents or agreements delivered in connection therewith neither addressed nor in conflict with the terms in this Amendment will remain in full force and effect. This Amendment modifies the Agreement as follows:

1)	In consideration of BC agreeing to not convert its Note in the principal amount of $3.5 million prior to July 21, 2025, the Company agrees to pay BC ten percent (10%) of the gross proceeds received (i) from any capital raise (including an at-the market offering and an Equity Line of Credit) consummated or occurring prior to the maturity date of the Note (a “pre-maturity Financing”) to pay down the Company’s obligations owing under the Secured Note in the principal amount of $1.75 million held by BC and (ii) from any capital raise (including an at-the market offering and an Equity Line of Credit) consummated or occurring after the maturity date of the Note (a “post-maturity Financing”, and together with any pre-maturity Financing, each, a “Financing”), with the proceeds of any such post- maturity Financing being applied, (i) first, if the Company has satisfied its obligations under the Note via an Alternative Payment Method (as defined in the Note), to pay down the Company’s obligations owing under the $2 million SAFE or the $4.5 million Convertible Note to be issued by the Company to BC in connection with such Alternative Payment Method, as applicable, until the Company’s obligations under such SAFE or Convertible Note are paid in full, and (ii) second, to the Company’s obligations owing under the Secured Note, until the Company’s obligations under the Secured Note are paid in full. The Company agrees to pay BC any proceeds to which BC is entitled pursuant to the foregoing sentence within 2 business days of the Company’s actual receipt thereof and that such proceeds shall be applied to payment of the Company’s obligations under the applicable instrument, first to accrued unpaid interest thereon, and second to outstanding principal thereof.

2)	Subject to the Company consummating a pre-maturity Financing by April 18, 2025, and provided the Company complies with its obligations under paragraph (1) above, BC agrees to extend the Effectiveness Deadline of the Registration Statement referenced in Section 5 of the Agreement from April 5, 2025, to May 2, 2025.

Without limiting the foregoing, the Company acknowledges and agrees that if the effective price per share of the Common Stock or Common Stock Equivalents (as such terms are defined in the Exchange Warrant) issued or proposed or agreed to be issued by the Company in any Financing is less than the current Exercise Price (as defined in the Exchange Warrant) of the Exchange Warrant (currently $0.4348), then pursuant to Section 3(b) of the Exchange Warrant, the Exercise Price shall be reduced to the Base Share Price (as such term is defined in the Exchange Warrant).

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of April 1, 2025.

THE COMPANY:

SAFETY SHOT, INC.

By:	/s/ Jarrett Boon
Jarrett Boon, Chief Executive Officer

BIGGER CAPITAL LLC:

By:	/s/ Michael Bigger
Michael Bigger, Managing Member of the GP